UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported):  September 15, 2009

GOLDPOINT RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53452	75-3250686
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1001 North America Way, Suite 201 Miami, Florida	33132
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	305-416-6402

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.03                      Material Modifications to Rights of Security Holders.

On September 15, 2009, the Company (which had been a Nevada corporation), merged into a newly formed Delaware corporation, Island Breeze International, Inc (“Island Breeze”)., which survived the Merger, and changed its authorized capital stock to 100,000,000 shares of Class A Common Stock, par value $0.001 per share, 16,110,500 shares of Class B Common Stock, par value $0.001 per share and 1,000,000 shares of preferred stock, par value $0.001 per share.

As a result of the Merger, Goldpoint, our predecessor Nevada Corporation no longer exists, our name has been changed to Island Breeze International Inc., and each outstanding share of Goldpoint’s common stock, $0.001 par value, has been automatically converted into one share of Class A common stock of Island Breeze.  Each outstanding stock certificate representing Goldpoint common stock is deemed, without any action by the stockholder to represent the same number of shares of Class A Common Stock of Island Breeze.  Shareholders do not need to exchange their stock certificates as a result of the Merger.

Also, as contemplated in the Exchange Agreement, Olympian Cruises, LLC which owns 77.8% of our outstanding common stock will exchange 16,110,500 shares of Class A Common Stock for an identical number of shares of Class B Common Stock, which classes are identical except that the Class B Common Stock has the right to cast 10 votes for each share held of record on all matters submitted to a vote of holders of Common Stock.

The transactions described herein where required under the terms of an Exchange Agreement, the consummation of which resulted in a change in control of the Company on June 12, 2009 and which is described in our Current Report on Form 8-K/A, which was filed with the Securities and Exchange Commission on June 15, 2009.

The Company will be filing the applications that are required to change its trading symbol and cusip number.  In the meantime, our common stock can continue to trade, in the ordinary course, on the Over-The-Counter Bulletin Board Electronic Quotation System.

ITEM 5.03                      Amendments to Certificate of Incorporation.

The information set forth above under Item 3.03 is hereby incorporated herein by this reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Goldpoint Resources, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDPOINT RESOURCES, INC.

Date: September 17, 2009	By:	/s/ Steven G. Weismann

Steven G Weismann